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Ener1 Announces Common Stock Purchase Agreement for up to $50 Million

Aspire Capital Makes Initial $2 Million Investment

NEW YORK (August 4, 2011) – Ener1, Inc. (NASDAQ: HEV), a leader in lithium-ion energy storage solutions, today announced that Aspire Capital Fund, LLC, an Illinois limited liability company, has purchased 2,325,581 shares of Ener1 common stock for $2,000,000. The per share purchase price was $0.86, which was the closing price on August 2, 2011. The investment represents the first purchase under a common stock purchase agreement in which Aspire Capital has agreed to purchase up to a total of $50,000,000 of Ener1 common stock over the next 24 months.  The purchase agreement provides Ener1 with two mechanisms under which it can elect to sell shares of common stock to Aspire Capital on any business day: (1) Ener1 can sell up to 250,000 shares per day at a known price based on the then market price on the purchase date, and (2) Ener1 can sell up to 30% of the number of shares traded on the purchase date at a price equal to 95% of the volume weighted average price for such purchase date.

"We believe the facility with Aspire Capital, together with a recent $15 million line of credit from our largest shareholder and approximately $27 million in projected cash flow from our Federal Grid Corporation customer, provides Ener1 with the financial flexibility we need to execute our business plan,” stated Ener1 Chairman and CEO Charles Gassenheimer.  While we don't anticipate using the Aspire facility as our primary funding source, the board of directors believes this is a prudent step to ensure that our business plan is fully funded under any scenario.  Our goal remains to use our assets to generate cash to grow our business.  We remain very optimistic that with our transportation, small format and utility grid energy product lines, we are on the right path to building a world-leading energy storage solutions company."

Ener1 will control the timing and amount of any sales of its common stock under the purchase agreement, and is not obligated to sell unless it chooses to do so.  Aspire is required to make purchases as the company directs in accordance with the agreement, which may be terminated by Ener1 at any time.  The purchase agreement does not restrict Ener1 from entering into other financing opportunities.

A more complete and detailed description of the purchase agreement is set forth in the Ener1’s current report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

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Ener1 Announces Common Stock Purchase Agreement for up to $50 Million, Page 2.

About Ener1, Inc.

Ener1, Inc. is a publicly traded (NASDAQ:HEV) energy storage technology company that develops compact, lithium-ion-powered battery solutions for the utility grid, transportation and industrial electronics markets.  Headquartered in New York City, the company has nearly 700 employees with manufacturing locations in the United States and Korea.  Ener1 also develops commercial fuel cell products and nanotechnology-based materials.  For more information, visit Ener1's web site at www.ener1.com.

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Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.